Exhibit 10.1

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

BETWEEN

SONY LIFE SINGAPORE PTE. LTD.

and

ONEPLATFORM INTERNATIONAL LIMITED

DATED THE 5th DAY OF APRIL 2023

i

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on the 5th day of April 2023

BETWEEN:

(1)	Sony Life Singapore Pte. Ltd. (Company Registration No. 201716748E), a company incorporated in Singapore and having its registered office at 3 Gateway Drive, #03-21, Westgate, Singapore 608532 (the “Vendor”); and

(2)	OnePlatform International Limited (Company Registration No. 3098579), a company incorporated in Hong Kong and having its registered office at AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong (the “Purchaser”),

(the Vendor and the Purchaser are hereinafter collectively referred to as the “Parties” and each, a “Party”).

WHEREAS:

(A)	The Company (as hereinafter defined) is a private limited company incorporated in Singapore.

(B)	The Purchaser has agreed to purchase, and the Vendor has agreed to sell, the Sale Shares (as hereinafter defined) upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Anti-Social Forces” means an organised crime group or syndicate, an associate of an organised crime group or syndicate, a company affiliated with an organised crime group or syndicate, a corporate racketeer or any other similar organisation.

“Authorised Persons” has the meaning ascribed to it in Clause 10.1(a).

“Business” means the business carried on by the Company as at the date of this Agreement and as at Completion, namely providing financial advisory services in respect of insurance and operating as an exempt insurance brokerage of life insurance products, or any part of it.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in Singapore, Hong Kong and Japan) on which commercial banks are generally open for business in Singapore, Hong Kong and Japan.

“Business Intellectual Property” means all Intellectual Property which is or has been used in the business of the Company and which is material to the Business.

“Business Information Technology” means all computer systems, communication systems, software and hardware which is or has in the last two years been used in the business of the Company and which is material to the Business.

“Cash Balance” means the total amount of cash held in hand and in all the bank accounts in the Company’s name.

“Companies Act” means the Companies Act 1967.

“Company” means Sony Life Financial Advisers Pte. Ltd. (Company Registration Number 201722626R), further details of which are set out in Schedule 1.

“Company Accounts” means the audited accounts of each of the Company including all notes and documents required by law or accounting principles, standards or practices generally accepted in their respective country of incorporation (as the case may be) to be attached thereto for the financial year ended the Company Accounts Date.

“Company Accounts Date” means 31 March 2022.

“Company Management Accounts” means the unaudited financial accounts of the Company for the 10 months ended the Company Management Accounts Date.

“Company Management Accounts Date” means 31 January 2023.

“Completion” means the completion of the sale and purchase of the Sale Shares by performance by the Parties of the obligations assumed by them, respectively, under Clause 6.

“Completion Date” means the date falling 10 Business Days after the last in time of the conditions in paragraph (b) to (d) of Schedule 2 is satisfied or waived in accordance with this Agreement, or such other date as may be agreed in writing between the Vendor and the Purchaser), which as of the date of this Agreement is targeted to be 30 June 2023.

“Consideration” has the meaning ascribed to it in Clause 3.1.

“Data Room” means the data room made available by or on behalf of the Vendor to the Purchaser from 1 November 2022 to 31 March 2023.

“Data Room Documents” means any documents and information contained in the Data Room, a list of which is attached hereto as Schedule 9.

“Deed of Assignment” has the meaning ascribed to it in Clause 8.8(a).

“Disputing Action” in respect of Tax Demand, means any action to cause the Tax Demand to be withdrawn, reduced, or postponed or to avoid, resist, object to, defend, appeal against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

“encumbrances” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing”.

“GST” means goods and services tax charged under the Goods and Services Tax Act 1993 of Singapore.

“Intellectual Property Rights” include but are not limited to patents, trade marks, service marks, copyright, Know-how, design rights, database rights, rights in software, rights in designs and inventions, trade secrets, confidential information, trade and business names and brands, internet domain names, any application (whether pending, in process or issued) for any of the foregoing and any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country and in any form, media, or technology now known or later developed and “Intellectual Property” shall have the corresponding meaning.

“Key Customers” means collectively the following customers, and “Key Customer” refers to any of them

(a)	NTUC Income Insurance Co-Operative Limited; and

(b)	Singapore Life Limited.

“Know-how” includes but is not limited to any methods, techniques, processes, discoveries, inventions, innovations, expertise, unpatentable processes, technical information, specifications, recipes, formulae, designs, plans documentation, drawings, data and other technical information.

“Leases” means the leases in respect of the Properties, copies of which are included in the Data Room Documents.

“Licences” has the meaning ascribed to it in paragraph 3.1 of Schedule 4.

“Long-Stop Date” has the meaning ascribed to it in Clause 4.4.

“Minimum Cash Condition” has the meaning ascribed to it in Clause 3.3.

“Properties” means the properties set out in Schedule 6.

“Purchaser Warranties” means the representations and warranties on the part of the Purchaser specified in Schedule 5.

“Purchaser Process Agent” has the meaning ascribed to it in Clause 12.16

“Purchaser’s Group” means the Purchaser and its related corporations.

“Restricted IP Rights” has the meaning ascribed to it in Clause 9.1.

“Sale Shares” means the 10,000,000 issued and fully-paid ordinary shares in the capital of the Company owned by the Vendor, representing as at the date hereof 100% of the total number of issued shares in the Company.

“Service Agreements” means the service agreement(s) between the Vendor and/or a member of the Vendor’s Group and the Company in relation to the secondment of certain staff members and provision of advisory services to the Company, substantially in the draft forms set out in Schedule 8.

“Shares” means the ordinary share in the capital of the Company.

“Surviving Provisions” means Clauses 1 (Definitions and Interpretation), 10 (Confidentiality), and 12 (Miscellaneous).

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.

“Tax Costs” means all costs and expenses incurred in (a) managing an inquiry, investigation, or audit in relation to Tax; or (b) conducting any Disputing Action in relation to a Tax Demand, including costs and expenses of a third party, in relation to Tax, but does not include a Tax.

“Tax Demand” means (a) a formal written demand or assessment from a Taxation Authority requiring the payment of any Tax for which the Vendor may be liable under this agreement; (b) any document received from a Taxation Authority administering any Tax assessing, imposing, claiming, or indicating an intention to claim any Tax; or (c) lodgement of a tax return or a request for an amendment under a Tax Law about self-assessment of Tax.

“Tax Law” means any law relating to either Tax as the context requires.

“Unauthorised Transactions” means the certain unauthorised cheque transactions perpetrated by a former Director during the period beginning August 2019 to April 2021, amounting to S$400,000, further details of which are set out in the Disclosure Letter.

“Vendor Fundamental Warranties” means the Vendor Warranties set out in Part 1 of Schedule 4.

“Vendor Warranties” means the representations and warranties on the part of the Vendor under or pursuant to this Agreement (including Schedule 4) and “Vendor Warranty” shall be construed accordingly.

“Vendor’s Disclosure Letter” means the disclosure letter dated the date of this Agreement in the agreed form from the Vendor to the Purchaser and delivered by the Vendor to the Purchaser prior to the execution of this Agreement by the Parties.

“Vendor’s Group” means the Vendor and its related corporations.

1.2	Currencies

“Singapore dollars” or “S$” or “$” means the lawful currency for the time being of Singapore.

1.3	Miscellaneous

In this Agreement, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa, words importing any gender include every gender and references to time shall mean Singapore time;

(b)	references to a “person” include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality) and references to a “company” include any company, corporation or other body corporate, wherever and however incorporated or established;

(c)	clause headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(d)	the words “written” and “in writing” include any means of visible reproduction;

(e)	any reference to a document being in the “agreed form” shall mean that document in or substantially in the form agreed as at the date of this Agreement between the Parties hereto and signed or initialed by them or on their behalf for the purposes of identification;

(f)	The words “holding company”, “subsidiary” and “related corporation” shall have the same meaning in this Agreement as their respective definitions in the Companies Act;

(g)	references to “best endeavours” in relation to the performance of any act by a Party, means such Party shall be required to take all commercially reasonable steps and courses of action that a reasonable, prudent and determined obligor acting in its own interests desiring to achieve the desired result would take; and

(h)	any reference to “procure” shall mean an absolute obligation (and not a reasonable obligation) to cause or bring about.

2.	SALE OF THE SALE SHARES

The Vendor shall, in accordance with the terms and conditions of this Agreement, on Completion sell to the Purchaser the Sale Shares (and not part thereof only), and the Purchaser shall purchase the Sale Shares free from all encumbrances and with the benefit of all rights, benefits and entitlements attaching thereto as at the Completion Date and thereafter (including the right to any dividends or other distributions declared and payable thereon on or after that date).

3.	CONSIDERATION

3.1	Purchase Consideration

The aggregate consideration for the sale of the Sale Shares to the Purchaser shall be S$2,500,000.00 (the “Consideration”), which shall be paid by the Purchaser to the Vendor on Completion of the Sale Shares pursuant to paragraph 2(a) of Schedule 3.

3.2	Manner of Payment

All payments to be made under this Agreement shall be by way of cashier’s order or banker’s draft in favour of the Vendor or by bank transfer to such bank account in Singapore in the name of the Vendor as the Vendor shall notify the Purchaser in writing no later than ten (10) Business Days prior to the Completion Date or in such other manner as may be agreed in writing between the Vendor and the Purchaser.

3.3	Minimum Cash Condition

The Consideration is agreed on the basis of the Company having a cash and cash equivalent balance of S$680,000 as of Completion (the “Minimum Cash Condition”).

4.	CONDITIONS

4.1	Conditions Precedent

Completion of the sale and purchase of the Sale Shares is conditional upon the conditions set out in Schedule 2 being satisfied or waived in accordance with Clause 4.2.

4.2	Waiver of Conditions Precedent

Subject to applicable laws and regulations, the Purchaser may in its sole and absolute discretion waive (in whole or in part) any or all of the conditions referred to in Schedule 2 except in respect of paragraph (a) of Schedule 2.

4.3	Satisfaction of Conditions Precedent

The Vendor shall use its best endeavours  to procure the expeditious fulfilment of the conditions referred to in Schedule 2 (except in respect of paragraph (a) of Schedule 2) and shall notify the Purchaser upon the fulfilment of all such conditions and furnish to the Purchaser documentary evidence satisfactory to the Purchaser in respect thereof.

4.4	Effect of Non-Fulfillment of Conditions Precedent

In the event that any of the conditions referred to in Schedule 2 is not fulfilled or waived in accordance with Clause 4.2 (as the case may be) on or before 30 September 2023 or such other date as the Vendor and the Purchaser may mutually agree in writing (“Long-Stop Date”), this Agreement (other than the Surviving Provisions) shall lapse and cease to have further effect and all obligations and liabilities of the Parties hereunder shall cease and determine and no Party shall have any claim against the other Parties, save in respect of any breach of Clauses 4.3 or any other antecedent breach of this Agreement.

5.	Pre-COMPLETION undertakings

(a)	At all times between the date of this Agreement and Completion, the Vendor shall:

(i)	procure that the Company carry on the Business in the normal and ordinary course of business and otherwise in the manner provided in this Clause 5;

(ii)	promptly notify the Purchaser in writing of any material change in the Business, financial position or assets of the Company; and

(iii)	not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Company to terminate their employment.

(b)	At all times between the date of this Agreement and Completion, the Vendor shall procure that except as contemplated under this Agreement, with the prior written consent of the Purchaser (which shall not be unreasonably withheld) or otherwise in the ordinary course of business, the Company shall not (nor shall the Company agree to):

(i)	dispose of any material assets used or required for the operation of the Business;

(ii)	allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares;

(iii)	pass any resolution of its members;

(iv)	appoint any person as a director of the Company;

(v)	enter into any contracts not in the ordinary and usual course of business of the Company;

(vi)	incur any capital expenditure on any individual item which exceeds S$100,000;

(vii)	borrow any sum in excess of S$100,000;

(viii)	make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it;

(ix)	enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms;

(x)	declare or pay any dividend or make any other distribution of its assets;

(xi)	make any material alterations to the terms of employment or engagement (including benefits) of any director, employee or contractors;

(xii)	create any encumbrance over any of its assets or its undertaking;

(xiii)	give any financial or performance guarantee, or any similar security or indemnity;

(xiv)	commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning the Company, except debt collection in the normal and ordinary course of business and, without prejudice to Clause 8.8, any legal proceedings relating to the Unauthorised Transactions;

(xv)	grant, modify, agree to terminate or permit the lapse of any of its Intellectual Property Rights, or enter into any agreement relating to any such rights;

(xvi)	pay any management charge to the Vendor (or any member of the Vendor’s Group) other than as provided in:

(A)	the service agreement dated 30 June 2022 between the Vendor and the Company;

(B)	the secondment agreement dated 9 May 2022 between Sony Life Insurance Co., Ltd and the Company and memorandum in relation thereto; and/or

(C)	the secondment agreement dated 6 February 2018 between Sony Life Insurance Co., Ltd and the Company and memorandum in relation thereto;

(xvii)	incur any liability to the Vendor (or any member of the Vendor’s Group), other than as provided in the:

(A)	the service agreement dated 30 June 2022 between the Vendor and the Company;

(B)	the secondment agreement dated 9 May 2022 between Sony Life Insurance Co., Ltd and the Company and memorandum in relation thereto;

(C)	the secondment agreement dated 6 February 2018 between Sony Life Insurance Co., Ltd and the Company and memorandum in relation thereto;

(D)	the Tradename and Trademark Licence Agreement dated 10 August 2017 between Sony Corporation and the Company;

(E)	the Agreement dated 25 February 2019 between Sony Corporation and the Company;

(F)	transfer of the occupation and use of private office (B-10) in the service agreement with One&Co dated 11 May 2022 to the Vendor;

(G)	transfer of the lease at 63 Paterson Road #09-01 The Paterson, Singapore 238539 from the Vendor to the Company; and/or

(H)	the service agreement dated 1 April 2022 between Sony Electronics Asia Pacific Pte Ltd and the Company and any extensions or renewals thereof;

(xviii)	make any material change to the accounting procedures, principles or policies by reference to which its accounts are drawn up; or

(xix)	permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

(c)	Between the date of this Agreement and Completion, the Vendor shall provide the Purchaser reasonable access to the books, documents and other information and employees of the Company, but such books, documents and other information shall be used solely for the purposes of determining the Vendor’s compliance with this agreement and/or as may be necessary for the management of the Company after Completion. For the avoidance of doubt, Clause 10 shall apply to any books, documents and other information made available pursuant to this clause.

6.	COMPLETION

6.1	Date and Place

Subject to the satisfaction or waiver (as the case may be) of the conditions in Schedule 2, Completion shall take place remotely via the exchange of documents and signatures at such time as the Parties may agree on the Completion Date or at such other venue, time and/or date as the Vendor and the Purchaser may mutually agree in writing.

6.2	Vendor’s and Purchaser’s Obligations on Completion

On Completion, the Vendor and the Purchaser shall procure that their respective obligations specified in Schedule 3 are fulfilled.

6.3	Breach of Completion Obligations

If any of the documents required to be delivered to any Party on Completion is not forthcoming for any reason or if in any other respect the provisions of Clause 6.2 and Schedule 3 are not fully complied with by the Vendor or the Purchaser, the Party that is not in default shall be entitled (in addition to and without prejudice to all other rights and remedies available to it, including the right to claim damages):

(a)	to elect to terminate this Agreement (other than the Surviving Provisions) as against the other Party, without liability on the part of the terminating Party;

(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(c)	to fix a new date for Completion (not being more than 14 days after the Completion Date) in which case the foregoing provisions of this Clause 6.3 shall apply to Completion as so deferred.

7.	Post-completion adjustments

7.1	In the event that the Cash Balance as at Completion is:

(a)	more than the Minimum Cash Condition, the Purchaser shall pay to the Vendor an amount equal to the excess;

(b)	less than the Minimum Cash Condition, the Vendor shall pay to the Purchaser an amount equal to the shortfall; or

(c)	equal to the Minimum Cash Condition, no payment will be made.

7.2	Any payments pursuant to this Clause 7 shall be made on or before 10 Business Days after the Completion Date.

8.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	The Vendor Warranties

(a)	The Vendor represents and warrants to the Purchaser that subject to Clause 8.2, each of the Vendor Warranties is as of the date of this Agreement, true, accurate and not misleading in all material aspects (save for the Vendor Fundamental Warranties, which shall be true, accurate and not misleading in any respect) and will be true, accurate and not misleading in all material aspects (save for the Vendor Fundamental Warranties, which shall be true, accurate and not misleading in any respect) as at Completion with reference to the facts and circumstances existing on the Completion Date.

(b)	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Vendor Warranties. The Purchaser acknowledges and agrees that the Vendor has not made and is not making any representations or warranties, except the Vendor Warranties, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, except for the Vendor Warranties.

(c)	Any Vendor Warranty qualified by the expression “the knowledge of the Vendor” or “so far as the Vendor is aware” or any similar expression shall be deemed to be given to the best of the actual knowledge, information and belief of the following persons after due and careful enquiries:

(i)	Mr. Yoshiki Moriyama, Director;

(ii)	Mr. Tokuji Nakamura, Director; and/or

(iii)	Mr. Eigo Nasu, Director.

(d)	Subject to Clause 8.6, each of the Vendor Warranties shall be separate and independent and shall not be limited by reference to any other Vendor Warranty or by anything in this Agreement and the Purchaser shall have a separate claim and right of action in respect of every breach of each Vendor Warranty.

8.2	Vendor’s Disclosures

(a)	Subject to Clause 8.2(b), the Vendor Warranties are subject to:

(i)	Any matter which was fully and fairly disclosed in the Data Room Documents and delivered to the Purchaser pursuant to Paragraph 1.1(h) of Schedule 3;

(ii)	the matters which are fully and fairly disclosed in the Vendor’s Disclosure Letter;

(iii)	any matter expressly referred to in the Company Accounts and/or Company Management Accounts; and

(iv)	any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

The Parties agree that for the purposes of Clause 8.2(a), a matter shall be deemed to be “fully and fairly disclosed” if such matter has been disclosed in sufficient detail to enable an ordinary and reasonable person to reasonably identify on the face of such disclosure the nature and scope of the matter disclosed;

(b)	Clause 8.2(a) shall not apply to any breach of any Vendor Fundamental Warranties.

8.3	Other Material Terms relating to the Vendor Warranties

(a)	If at any time during the period between the date of this Agreement and Completion the Vendor or the Company becomes aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a material breach of a Vendor Warranty, or which would cause (or is reasonably expected to cause) a Vendor Warranty to be materially untrue, inaccurate or misleading, it shall promptly:

(i)	notify the Purchaser in writing of the relevant fact or circumstance in sufficient detail to enable the Purchaser to make an accurate assessment of the situation; and

(ii)	if requested by the Purchaser, use its best endeavours to remedy or prevent (as the case may be) the notified breach or anticipated breach.

(b)	If at any time during the period between the date of this Agreement and Completion it becomes apparent that a Vendor Warranty has been materially breached, is materially untrue, inaccurate or misleading, or that the Vendor has materially breached any other term of this Agreement and in each case the Vendor has not remedied such material breach or event that caused the Vendor Warranty to be materially untrue, inaccurate or misleading within 10 Business Days of being notified by the Purchaser, the Purchaser may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement):

(i)	terminate this Agreement by notice in writing to the Vendor in which case it will immediately cease to have any further force and effect except for the Surviving Provisions and any rights, remedies, obligations or liabilities of the Parties that have accrued before termination; or

(ii)	proceed to Completion.

(c)	Each of the Vendor Warranties is separate and independent, and unless specifically provided otherwise, is not limited by reference to any other Vendor Warranty or any other provision in this Agreement.

(d)	Except for the matters disclosed in Clause 8.2, no information of which the Purchaser (or any of its agents or advisers) has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Purchaser or on its behalf), shall prejudice or prevent any claim, or reduce the amount recoverable under any claim.

(e)	The Vendor waives all and any rights and claims that it may have against any of the Company, or any of its employees, directors, agents or officers on whom the Vendor has, or may have, relied in connection with the preparation of the disclosures under Clause 8.2, or agreeing the terms of this Agreement, and further undertakes to the Purchaser not to make any such claims.

8.4	No Implied Vendor Warranty

Save for the Vendor Warranties, the Vendor makes no express or implied representation or warranty (oral or written or by law) and the Vendor hereby disclaims any such other representations or warranties, if any.

8.5	The Purchaser Warranties

(a)	The Purchaser represents and warrants to the Vendor that each of the Purchaser Warranties is as of the date of this Agreement, true, accurate and not misleading in any respect and will be true, accurate and not misleading in any respect as at Completion with reference to the facts and circumstances existing on the Completion Date.

(b)	If the Purchaser is in breach of any Purchaser Warranties (or would be if the Purchaser Warranties were repeated at Completion), the Vendor shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by notice in writing to the Purchaser to terminate this Agreement (other than the Surviving Provisions).

8.6	Limitation of the Vendor’s Liability

The provisions of Schedule 7 shall apply for breaches by the Vendor under this Agreement.

8.7	Tax Indemnity

The Vendor indemnifies the Purchaser against, and must pay the Purchaser the amount of, any:

(a)	Tax payable by the Company to the extent that Tax:

(i)	relates to any period, or part period, up to and including Completion;

(ii)	relates directly to the occurrence of an act, transaction or event of the Company occurring on or prior to, or as a result of, Completion;

(iii)	relates to a failure by the Company to comply with a Tax Law prior to Completion; or

(iv)	arises as a result of entry into this agreement or Completion (other than any Tax to be paid by the Purchaser under Clause 12.10); and

(b)	Tax Costs incurred by or on behalf of the Company to the extent those Tax Costs arise from or relate to any of the matters for which the Vendor may be liable under Clause 8.7(a) above,

except to the extent that the Vendor’s liability for the Tax is limited, qualified, or subjected to under Clauses 8.2 and 8.6.

8.8	Agreement and Indemnity in respect of Unauthorised Transactions

The Parties acknowledge and agree that the total net losses caused to the Company by the Unauthorised Transactions have been duly reflected in the Company Accounts, and any recovery of any losses arising from the Unauthorised Transactions (from the relevant employee’s estate or otherwise), whether prior or subsequent to Completion, shall be for the sole and exclusive benefit of the Vendor’s Group, and excluded from the transaction contemplated in the Agreement. To this end:

(a)	the Company has entered into a deed of assignment dated 3 April 2023 with the Vendor (“Deed of Assignment”), or a Vendor’s Group entity, assigning the entire benefit of the claim in respect of this Unauthorised Transactions to the Vendor or such Vendor’s Group entity;

(b)	the Vendor or such Vendor’s Group entity (as the case may be) shall have the exclusive right to conduct the discussions, negotiations, proceedings and/or legal actions (including the assessing, contesting, disputing, defending, pursuing, compromising, settling or appealing any claim in connection with the Unauthorised Transactions);

(c)	the Purchaser shall, and shall procure that Company shall, provide full cooperation in good faith as may be requested by the Vendor in connection with the Unauthorised Transactions;

(d)	the Vendor or such Vendor’s Group entity (as the case may be) shall have the right to take such action as it deems necessary or advisable to settle, compromise, defend, pursue or avoid such dispute and to conduct, pursue and/or agree any defence, settlement, compromise or appeal (or defend counterclaims) relating to the Unauthorised Transactions;

(e)	without limiting the foregoing in any way, (i) the Purchaser and the Company shall not take any action relating to the Unauthorised Transactions (including any admission of liability, compromise, agreement, settlement or announcements), without the prior consultation with, and the prior written consent of, the Vendor or such Vendor’s Group entity (as the case may be); and (ii) the Purchaser shall (and shall procure that Company shall), instruct its representatives to, promptly provide to the Vendor all documents, materials, communications (including such communications with the administrator of the Employee’s estate), records, notices and/or other information relating to the Unauthorised Transactions (regardless of whether such documents, materials, communications, records, notices and/or other information is received or obtained by the Company before, on or after the effective date of the assignment agreement); and

(f)	if the Company receives any payment in relation to the Unauthorised Transactions, the Company shall hold such amount as trustee for and on behalf of the Vendor or such Vendor’s Group entity and the Purchaser shall procure that the Company forthwith pay that amount to the Vendor or such Vendor’s Group entity, and in connection with the Deed of Assignment, the Vendor shall indemnify the Purchaser against all liabilities, costs, expenses, damages and losses suffered by the Company arising out of or in connection with:

(i)	any action taken by the Company at the request of the Vendor in connection with the Unauthorised Transactions or otherwise pursuant to the Deed of Assignment;

(ii)	any action taken by the Vendor, with or without the permission or knowledge of the Company, in connection with the Unauthorised Transactions and any other matters under the Deed of Assignment; and

(iii)	any reasonable act or omission of the Company in connection with the Unauthorised Transactions other than liabilities, costs, expenses, damages and losses arising from the gross negligence or willful default of the Company.

9.	REBRANDING OBLIGATIONS

9.1	It is expressly agreed that the Purchaser is not purchasing, acquiring or otherwise obtaining any rights, title, or interest in Intellectual Property Rights of any other Vendor Group company, including any names, logos trademarks or other devices (“Restricted IP Rights”). For the avoidance of doubt, Restricted IP Rights do not include the Business Intellectual Property, Business Information Technology and other Intellectual Property Rights belonging to the Company.

9.2	Subject to Clause 9.3 below, the Purchaser shall not, and shall procure that no member of the Purchaser Group (including, after Completion, the Company) shall, after Completion, use in any way whatsoever any Restricted IP Rights.

9.3	The Purchaser shall and, after Completion, shall procure that the Company:

(a)	within three (3) Business Days after Completion, take all necessary steps to effect the removal of the word “Sony” from the name of the Company; and

(b)	within thirty (30) Business Days after Completion, remove the Restricted IP Rights from all business stationery, other corporate materials, promotional and marketing materials, equipment, signage, and from all premises occupied by the Company.

10.	CONFIDENTIALITY

10.1	Confidential Information to be Kept Confidential

Subject to Clause 10.2:

(a)	each Party agrees that it shall and shall procure that its directors, employees, or advisers and related company’s directors, employees or advisors (“Authorised Persons”) shall treat as strictly confidential and not disclose or use any information received or obtained in any form as a result of the preparation, negotiation and/or entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence of and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; and

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(b)	the Vendor shall treat as strictly confidential and not disclose or use any information which relates to:

(i)	following Completion, the Company; and

(ii)	the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group;

(c)	the Purchaser shall treat as strictly confidential and not disclose or use (save for use in relation to Clause 5(c)) any information which relates to:

(i)	the business, financial or other affairs (including future plans and targets) of the Vendor’s Group; and

(ii)	prior to Completion, the Company (including legal, financial, tax and business related information that was disclosed, shared, exchanged and/or communicated by one Party (including its related corporations and advisors) to the other party (including its related corporations and advisors) during the preparation, discussion and negotiation of this Agreement), provided that if Completion does not occur for any reason, upon the Vendor’s request, the Purchaser shall promptly return, destroy and/or permanently erase or delete from its information systems any of the abovementioned information.

10.2	Clause 10.1 shall not apply in respect of any information which:

(a)	is now or shall hereafter come into the public domain (otherwise than as a consequence of any unauthorised disclosure by the relevant Party or any of its Authorised Persons);

(b)	was lawfully in the possession of the relevant Party receiving the same prior to disclosure to the relevant Party in connection with this Agreement;

(c)	was lawfully furnished to the relevant Party receiving the same by a third party;

(d)	is required to be disclosed by law or regulations or by a court of competent jurisdiction or by any governmental or regulatory authority or the rules of any relevant securities exchange(s) applicable to itself or (in the case of a Party which is a corporation) its parent company or pursuant to any litigation (other than those referred to in Clause 10.2(e) below), provided that the Party with an obligation to make the disclosure shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation;

(e)	is disclosed pursuant to any arbitration, mediation or litigation between the Parties in connection with this Agreement, but only for the purposes and duration of such arbitration, mediation or litigation;

(f)	is disclosed to professional advisers of the receiving Party on terms that such professional advisers accept such information under a duty of confidentiality; or

(g)	is required to be disclosed in connection with the satisfaction of any of the conditions set out in Schedule 2.

10.3	The obligations of this Clause 10 shall continue in force for a period of 24 months from the date of this Agreement, and shall automatically terminate and expire thereafter, provided that such termination shall be without prejudice to the accrued rights and liabilities of the Parties.

11.	NON COMPETITION

(a)	In this clause, the following words and expressions shall have the following meanings:

(i)	“Prospective Customer” a person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, in discussions with the Company with a view to becoming a client or customer of the Company.

(ii)	“Restricted Business” any business that is or (if not yet commenced) would be in direct competition with any part of the Business, as it is being carried on at the Completion Date.

(iii)	“Restricted Customer” any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with the Company.

(iv)	“Restricted Employee” any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, employed by the Company in an executive, managerial, sales or technical role, but shall not include any person seconded to the Company from the Vendor’s Group.

(b)	The Vendor undertakes to the Purchaser that it shall not (and shall procure it’s immediate holding company, Sony Life Insurance Co., Ltd shall not and any subsidiaries of Sony Life Insurance Co., Ltd shall not), in Singapore:

(i)	at any time during the period of 24 months commencing on the Completion Date, carry on or be engaged, concerned or interested in, or in any way assist, a Restricted Business;

(ii)	at any time during the period of 24 months commencing on the Completion Date:

(A)	canvas, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or

(B)	induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company;

(iii)	at any time during the period of 24 months commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

(iv)	at any time during the period of 24 months commencing on the Completion Date, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company;

(v)	at any time during the period of 12 months commencing on the Completion Date:

(A)	offer to employ or engage, or otherwise entice or attempt to entice away from the Company or any of the Subsidiaries, any Restricted Employee; or

(B)	engage, or otherwise facilitate the employment or engagement by any person, of any Restricted Employee whether or not they would be in breach of contract as a result of such employment or engagement provided that the foregoing restrictions shall not apply to general solicitations for employment (including through the use of professional employment agencies or search firms) not specifically targeted at employees of the Company,

(vi)	at any time after Completion, use in the course of any business:

(A)	any Business Intellectual Property;

(B)	any Business Information System;

(C)	any trade or service mark, business or domain name, design or logo which, at Completion, is being or has been used by the Company connection with the Business (other than the Restricted IP Rights); or

(vii)	at any time after Completion, do or say anything which is intended to be harmful to the reputation of the Company; or

(viii)	at any time after Completion, present itself or permit itself to be presented as connected in any capacity with the Company,

Provided Always that nothing in this Clause 11 shall apply to prohibit or limit the Vendor or any member of the Vendor’s Group from carrying on any business or activity that such entity has carried out as at the date of this Agreement.

(c)	The Vendor acknowledges that the Purchaser is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the undertakings in Clause 11(b) is considered fair and reasonable by the Vendor.

(d)	Without prejudice to any other rights or remedies that the Purchaser may have, the Vendor acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of in Clause 11(b). Accordingly, the Purchaser shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of in Clause 11(b).

12.	MISCELLANEOUS

12.1	Entire Agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith) embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements, letters, representations, warranties and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

12.2	Releases

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by such Party in its absolute discretion without in any way prejudicing or affecting its rights against the other Party in respect of the same.

12.3	No Implied Waivers

The failure by any Party to exercise any right (including the right of rescission) or to require performance by the other Party or to claim a breach of any term of this Agreement shall not be deemed to be a waiver of such or any other rights or remedies available to it. Completion shall not constitute a waiver by the Purchaser or the Vendor (as the case may be) of their rights in relation to any breach of any provision of this Agreement whether or not known to them at the Completion Date, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

12.4	Continuing Effects of this Agreement

This Clause and all the Surviving Provisions shall remain binding on the Parties notwithstanding Completion and/or any rescission or termination of this Agreement by any Party and any rights or obligations of the Parties in respect of any breach of this Agreement accruing prior to, on or as a result of such termination or rescission shall continue to subsist notwithstanding such termination or rescission.

12.5	Successors and Assigns

(a)	This Agreement shall be binding on and shall enure for the benefit of each Party’s successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

(b)	No Party may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

12.6	Third Party Rights

Save as expressly provided in this Agreement, no provision of this Agreement is enforceable by virtue of the Contracts (Rights of Third Parties) Act 2001 by any person who is not a Party to this Agreement.

12.7	Time of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

12.8	Further assurance

Subject to Clause 4.3, each Party shall use its best endeavours to procure that any necessary third party shall, from time to time execute such documents and do all such acts and things as the other Party may reasonably require to give effect to this Agreement and the transactions contemplated herein.

12.9	Remedies

So far as is permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

12.10	Costs and Expenses

(a)	Save as otherwise provided herein, each Party shall bear and be responsible for its professional and other costs and expenses incurred in the preparation, negotiation and execution of this Agreement and all other documents in connection with this Agreement, including all other professional and other costs and expenses incurred in relation to the performance of its obligations under this Agreement.

(b)	The Purchaser shall bear all stamp duty payable in connection with the purchase of the Sale Shares.

12.11	Invalidity

(a)	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

(b)	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.11(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.11(a), not be affected.

12.12	No Purported Variation

No purported variation of this Agreement shall be effective unless made in writing, refers specifically to this Agreement and is duly executed by all the Parties.

12.13	Construction

As the Parties have participated in the drafting of this Agreement, the Parties agree that any applicable rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

12.14	Communications

(a)	Notices To Be In Writing

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered by hand, by courier or prepaid registered post with recorded delivery, or by email addressed to the intended recipient thereof at its address or at its email address, and marked for the attention of such person (if any), designated by it to the other Party for the purposes of this Agreement or to such other address or email address, and marked for the attention of such person, as a Party may from time to time duly notify the other in writing.

(b)	Contact Addresses and Numbers

The initial addresses and email address of the Parties for the purpose of this Agreement are specified below:

The Vendor

Address	:	3 Gateway Drive, #03-21, Westgate, Singapore 608532
Attention	:	Yoshiki MORIYAMA CEO and Managing Director
Email Address	:	yoshiki.moriyama@sonylifefa.com

The Purchaser

Address	:	AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong
Attention	:	Ng Wing Fai
Email Address	:	wingfai.ng@agba.com

(c)	Deemed Delivery Date

Any such notice, demand or communication shall be deemed to have been duly served:

(i)	in the case of delivery by hand or by courier, when delivered;

(ii)	in the case of email, at the time of transmission subject to there being no receipt of any notification of delivery failure from the intended recipient; and

(iii)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail),

Provided that in each case where delivery by hand, by courier or by email occurs on a day which is not a Business Day or before 9:30am or after 5.30 p.m. on a Business Day, service shall be deemed to occur at 9.30 a.m. on that Business Day, or the next following Business Day (as the case may be) and in proving service, it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted or that the email was properly addressed and despatched.

12.15	Counterparts

This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart (which may include counterparts delivered by electronic transmission, with originals to follow) and each counterpart shall be as valid and effectual as if executed as an original.

12.16	Appointment of Process Agent

The Purchaser agrees within 14 days of this Agreement to irrevocably appoint a process agent, that is agreed to the Vendor, in Singapore to receive, for and on behalf of itself, service of process in any legal action or proceedings arising out of this Agreement (the “Purchaser Process Agent”). The Purchaser shall provide the Vendor in writing with the name and address of the Purchaser Process Agent immediately upon appointment. Such service shall be deemed completed if delivered or sent by hand or registered or prepaid ordinary post to the Purchaser Process Agent at the aforesaid address or at such other address as may be notified to the Vendor in accordance with the provisions of this Clause. If the Purchaser Process Agent ceases to act as the process agent for the Purchaser or ceases to have an address in Singapore, the Purchaser shall inform the Vendor in writing immediately and shall appoint another process agent in Singapore in its stead, provided that until such new process agent is appointed, the Vendor shall be entitled to treat the Purchaser Process Agent as the process agent of the Purchaser for the purposes stated herein.

12.17	Governing Law and Arbitration

(a)	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

(b)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(c)	The seat of the arbitration shall be Singapore.

(d)	The Tribunal shall consist of one (1) arbitrator.

(e)	The language of the arbitration shall be English.

Schedule 1

Particulars of the CompanY

The Company

Sony Life Financial Advisers Pte. Ltd.

(1)	Registered Office	:	3 Gateway Drive, #03-21, Westgate, Singapore 608532
(2)	Date of Incorporation	:	10 August 2017
(3)	Place of Incorporation	:	Singapore
(4)	Type of company	:	Private company limited by shares
(5)	Issued and Fully Paid-up Share Capital	:	S$10,000,000 comprising 10,000,000 ordinary shares
(6)	Registered Shareholder(s) and Number of Shares (Percentage shareholding)	:	Sony Life Singapore Pte. Ltd., 10,000,000 (100%)
(7)	Directors	:	Yoshiki Moriyama Tokuji Nakamura Eigo Nasu
(8)	Secretary	:	Yeoh Kar Choo
(9)	Auditors	:	Deloitte & Touche LLP
(10)	Financial Year	:	1 April to 31 March

Schedule 2

Conditions Precedent

Completion of the sale and purchase of the Sale Shares is conditional upon the following conditions being satisfied or waived in accordance with Clause 4.2.

(a)	the purchase and transfer of the Sale Shares upon the terms and conditions of this Agreement not being prohibited or restricted by any statute, order, rule, regulation, directive, guideline or request (whether or not having the force of law) promulgated by any legislative, executive or regulatory body or other authority of Singapore and any other relevant jurisdictions;

(b)	written confirmations (in a form and on terms (if any) reasonably acceptable to the Purchaser) by the counterparties thereto of the waiver of such restrictions or prohibitions in relation to any change of control of the Company arising from the transactions contemplated by this Agreement or of any such right to terminate arising therefrom with respect to the following agreements:

(i)	Introducer Agreement dated 1 October 2019 between Great Eastern Life Assurance Company Limited and the Company;

(ii)	Distribution Agreement dated 23 September 2019 between Singapore Life Pte. Ltd. and the Company;

(iii)	Distribution Agreement dated 1 June 2022 between ManuLife (Singapore) Pte. Ltd. and the Company;

(iv)	Distribution Agreement dated 15 May 2022 between Tokio Marine Life Insurance Singapore Ltd. and the Company;

(v)	Tenancy Agreement enclosed in a letter of offer dated 16 February 2021 between CapitaLand Retail Management Pte Ltd as attorney for JG Trustee Pte. Ltd. and the Company;

(c)	the approval by the Monetary Authority of Singapore for the sale and purchase of the Sale Shares; and

(d)	all debts and accounts between the Company and the Vendor (or another member of the Vendor’s Group) have been fully paid or otherwise discharged.

Schedule 3

Completion Obligations

1.	Vendor’s Obligations on Completion

1.1	On Completion, the Vendor shall deliver, and shall procure that there be delivered, to the Purchaser:

(a)	a transfer instrument in respect of the Sale Shares duly executed by the Vendor and completed in favour of the Purchaser, together with the original share certificate(s) in respect thereof;

(b)	a letter addressed to the Commissioner of Stamp Duties (in the form and format of Working sheet D and/or such other documents as may be prescribed by the Inland Revenue Authority of Singapore), certifying the net asset value per Share of the Company and a copy of the latest available audited or management accounts of the Company;

(c)	the written resignations of all the existing directors and secretaries of the Company, such resignations to take effect from and on the Completion Date, with acknowledgements to the effect that he has no claims whatsoever against the Company for compensation for loss of office, redundancy, unfair dismissal or otherwise howsoever;

(d)	copies of resolutions passed by the Company’s board of directors:

(i)	approving the transfer of the Sale Shares to the Purchaser and the issuance of a new share certificate to the Purchaser;

(ii)	approving the lodgement of the notice of transfer of the Sale Shares with ACRA, in order for the transfer of the Sale Shares to be updated in the electronic register of members of the Company;

(iii)	accepting the resignation of all the existing directors of the Company and approving the appointment of such person(s) as the Purchaser may nominate as directors of the Company (such nomination to be notified to the Vendor by the Purchaser no later than 10 Business Days prior to the Completion Date) with effect from and including the Completion Date, subject to their respective consents to so act;

(iv)	approving the resignation of the existing secretaries of the Company and approving such person(s) as the Purchaser may nominate as the secretary(ies) of the Company with effect from and including the Completion Date, subject to their respective consents to so act; and

(v)	revoking the existing authorities to bankers in respect of the operation of the Company’s bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts.

(e)	the following, which shall be deemed to have been delivered or made available by the Vendor if left on Completion at the registered office of the Company or the office of the corporate secretarial service provider of the Company, as the case may be:

(i)	the certificate of incorporation, common seal, statutory registers and minute books;

(ii)	all the financial, accounting, human resource, books and records of the Company; and

(iii)	a deed of termination for the following agreement, duly executed by Sony Group Corporation or Sony Electronics Asia Pacific Pte Ltd (as the case may be) and the Company and effective as of the Completion Date:

a.	Tradename and Trademark Licence Agreement dated 10 August 2017 between Sony Corporation and the Company;

b.	Agreement dated 25 February 2019 between Sony Corporation and the Company; and

c.	Service agreement dated 1 April 2022 and any extensions or renewals thereof,

(f)	copies of the board and (if necessary) shareholders’ resolutions of the Vendor approving the sale of the Sale Shares and the execution of this Agreement and all other documents and agreements ancillary or pursuant to or in connection with this Agreement;

(g)	the Service Agreements, duly executed by the Vendor and/or member of the Vendor’s Group (as the case may be) and the Company; and

(h)	the Data Room Documents in electric format archived onto a universal serial bus drive by the host of the Data Room.

1.2	The Vendor shall procure that all properties and assets owned by and in the possession of the Company and situated at the Company’s premises are left at the Company’s premises on Completion.

2.	Purchaser’s Obligations on Completion

On Completion,

(a)	the Purchaser shall pay the Consideration referred to in Clause 3.1 to the Vendor; and

(b)	the Purchaser shall deliver, and shall procure that there be delivered, to the Vendor:

(i)	copies of the board resolutions of the Purchaser approving the purchase of the Sale Shares and the execution of this Agreement and all other documents and agreements ancillary or pursuant to or in connection with this Agreement; and

(ii)	upon the Vendor’s compliance with paragraph 1.1(b) of this Schedule 3, the certificate of stamp duty evidencing the payment of the stamp duty by the Purchaser in respect of the transfer of the Sale Shares.

3.	Vendor’s Further Obligations

Against compliance by the Purchaser with paragraph 2 of this Schedule 3, and the receipt of the Consideration by the Vendor, the Vendor shall cause a notice of transfer of the Sale Shares mentioned in paragraph 1.1(a) of this Schedule 3 in favour of the Purchaser to be lodged with ACRA, in order for the electronic register of members of the Company to be updated by ACRA accordingly.

Schedule 4

vendor Warranties

Part 1

Vendor Fundamental Warranties

1.	VENDOR FUNDAMENTAL WARRANTIES

Title

1.1	The Vendor is the legal and beneficial owner of the Sale Shares.

Capacity

1.2	The Vendor is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has all necessary power and authority to enter into and perform its obligations under this Agreement.

1.3	This Agreement constitutes, or will when executed or signed constitute, binding and enforceable obligations on the Vendor in accordance with its terms.

1.4	The entering into and performance by the Vendor of its obligations under this Agreement:

1.4.1	will not result in a breach of any agreement under which the Vendor has rights or by which it is bound;

1.4.2	will not result in a breach of or conflict with the constitution of the Vendor; and

1.4.3	will not result in a breach of any applicable laws.

Insolvency

1.5	No order has been made, petition presented or meeting convened for the winding up of the Vendor or the Company, nor any other action taken, whether in or out of court, leading to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator or an arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors) (or equivalent in any other jurisdiction).

Part 2
Business Warranties

1.	GENERAL WARRANTIES

Constitutional matters

1.1	The Company is duly incorporated and validly existing under the laws of Singapore.

1.2	The constitution in the Data Room (indexed 1.1.6.1) is a true and accurate copy of the constitution of the Company.

Shares and other securities

1.3	The issued share capital set out in Schedule 1 constitutes the entire issued share capital of the Company.

1.4	No person has the right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into, any shares, debentures or other securities of the Company, including pursuant to an option or warrant.

1.5	The Company does not have any interest in any shares or other securities of any other body corporate.

Material Information

1.6	The information set out in the Data Room, this Agreement and the Disclosure Letter is or when given will be, true, accurate, complete and not misleading in all material aspects.

1.7	The statutory books of the Company have been properly kept and the Company has maintained proper and consistent accounts, books and records of its business, assets and activities (including all accounts, books and records required to be kept by law) and all such registers and records contain a true, accurate, up to date and complete record of the matters which should be dealt with therein, are in the possession of the Company and no notice or allegation that any of the same is incorrect or should be rectified has been received.

2.	ACCOUNTS, BANKING AND CURRENT TRADING

Accounts

2.1	The Company Accounts:

2.1.1	were prepared in accordance with applicable laws and in accordance with the accounting principles, standards and practices generally accepted at the Company Accounts Date in Singapore;

2.1.2	give a true and fair view of the financial position of the Company as at the Company Accounts Date and of the financial performance, changes in equity and cash flows of the Company for the year ended on that date;

2.1.3	(save as the Company Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and

2.1.4	have been audited by a firm registered to act as auditors in Singapore and the auditors’ reports thereon are unmodified.

2.2	The Company Management Accounts:

2.2.1	have been prepared in accordance with accounting policies used in preparing the Company Accounts applied on a consistent basis; and

2.2.2	are fair and not misleading having regard to the purpose for which they were drawn up and do not materially misstate the assets and liabilities of the Company as at the Company Management Accounts Date nor the profits or losses of the Company for the period concerned.

2.3	The Company Accounts have been prepared on a basis consistent with that adopted in preparing the same for the previous financial year.

Position since the Company Management Accounts Date

2.4	Since the Company Management Accounts Date the Company has carried on its business in the ordinary course and so as to maintain it as a going concern, and:

2.4.1	the Company has conducted its business as a going concern;

2.4.2	there has been no material adverse change in the financial position and, so far as the Vendor is aware, no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

2.4.3	the business has not been materially and adversely affected by any abnormal factor not affecting similar businesses to a like extent and, so far as the Vendor is aware, there are no facts which are likely to give rise to any such effects;

2.4.4	otherwise than in the ordinary and usual course of carrying on its business, no material capital commitments have been entered into or proposed by the Company. For these purposes a material capital commitment is one involving capital expenditure of over S$100,000 exclusive of GST or equivalent tax;

2.4.5	the Company has not declared, made or paid any dividend or other distribution to its members;

2.4.6	the Company has not issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

2.4.7	the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital; and

2.4.8	otherwise than in the ordinary and usual course of carrying on its business, the Company has not incurred any additional borrowings or incurred any other indebtedness in each case in excess of S$100,000.

3.	compliance and litigation

Licences, permissions, allocations, permits and consents

3.1	All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities (“Licences”) necessary for the carrying on of the Business of the Company have been obtained, are in full force and effect and have been and are being complied with in all material respects. So far as the Vendor is aware, there is no reason why any of the Licences may be revoked, suspended or cancelled (in whole or in part).

3.2	The Company is in compliance with all applicable laws in all material respects and the business and operations of the Company has been carried out in accordance with its constitution.

Anti-corruption and Anti-Money Laundering

3.3	So far as the Vendor is aware, the Company has complied in all material respects with its obligations under applicable anti-corruption and anti-money laundering legislations in Singapore.

Competition Law

3.4	So far as the Vendor is aware, the Company is not a party to any agreement, concerted practice or course of conduct which infringes any applicable competition or anti-trust law of any jurisdiction in which it has assets or carries on business or where its activities may have an effect.

Data Protection

3.5	The Company complies in all material respects with the Personal Data Protection Act 2012 and with the privacy laws of all other jurisdictions of which the Business is carried out. The Company has not disclosed or transferred any personal data outside Singapore in breach of the Personal Data Protection Act 2012.

Litigation

3.6	The Company is not involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business).

3.7	So far as the Vendor is aware, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration of material importance is pending or threatened by or against the Company.

3.8	So far as the Vendor is aware, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Company which has had or may have a material adverse effect upon the assets or business of the Company.

3.9	The Company is not affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction and the Company has not given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any disputes.

4.	Contracts

Onerous or Long-Term Contracts etc.

4.1	The Company is not a party to or subject to any contract, transaction, arrangement, understanding or obligation which:

4.1.1	is not in the ordinary and usual course of business; or

4.1.2	save as disclosed pursuant to Clause 8.2, is not wholly on an arm’s length basis.

4.2	Except as disclosed pursuant to Clause 8.2, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which is (i) materially important to the business or financial positions of the Company; (ii) may be terminated as a result of a change of control of the Company; (iii) restricts the freedom of the Company to carry on the Business in such manner as it thinks fit; (iv) cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or (i) involves or is likely to involve an aggregate consideration payable by or to the Company in excess of S$100,000.

Compliance with Agreements

4.3	all the material contracts to which the Company is a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with in all material respects by the Company and, so far as the Vendor is aware, by each other party to such contracts.

4.4	So far as the Vendor is aware, there are no grounds for rescission, avoidance or repudiation of any of such contracts or matters referred to in paragraph 4.3 of this Schedule and no notice of termination or of intention to terminate has been received in respect of any of them.

5.	BANK ACCOUNTS AND LOANS

5.1	The Company does not have any bank account or deposit account other than those listed in the Disclosure Letter, and the accounts have been used only in the ordinary course of business.

5.2	There are no loans made by or to the Company outstanding except as shown in the Company Accounts or Company Management Accounts and all amounts outstanding and appearing in the Company Accounts or Company Management Accounts as loan accounts or as due to directors or shareholders or any persons connected with them wholly represent money or money’s worth paid or transferred to the Company concerned as the case may be or remuneration accrued due and payable for services rendered and (save for such remuneration) no part thereof has been provided directly or indirectly out of the assets of the Company.

5.3	Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter and true and correct copies of all documents relating to such facilities are annexed to the Disclosure Letter.

6.	GENERAL COMMERCIAL MATTERS

6.1	Since the date of its incorporation, the only business carried on by the Company is the Business.

6.2	Save as disclosed pursuant to Clause 8.2, the Company is not a party to:

6.2.1	any mortgage, charge, lien or debenture;

6.2.2	any contract of guarantee, indemnity or suretyship;

6.2.3	any joint venture, partnership or consortium agreement or arrangement; and

6.2.4	any agency agreement;

6.3	No power of attorney has been granted by the Company which may be effective or in force at any time after the date of this Agreement.

7.	customers

7.1	During the period of one year preceding the date of this Agreement no Key Customer of the Company has:

7.1.1	stopped, or indicated an express intention to stop, trading with the Company;

7.1.2	reduced, or indicated an express intention to reduce, materially its trading with the Company; or

7.1.3	changed, or indicated an express intention to change, materially the terms on which it is prepared to trade with the Company.

7.2	As far as the Vendor is aware, there are no actions or omissions by the Company which is likely to cause a Key Customer to:

7.2.1	stop trading with Company;

7.2.2	reduce materially its trading with the Company; or

7.2.3	change materially the terms on which it is prepared to trade with the Company.

7.3	The Company has not entered into an agreement or arrangement with a Key Customer outside of the ordinary course of business.

7.4	Safe as disclosed pursuant to Clause 8.2, no person (either individually or jointly with another person) has bought from or sold to the Company, either in the financial year of the Company ended on the Company Accounts Date or since the Company Accounts Date, more than 10% percent of the total amount of all purchases or sales made by the Company in that financial year or since the Accounting Date.

8.	Assets

8.1	The assets included in the Company Management Accounts or acquired by the Company since the Company Management Accounts Date are owned, leased or licenced and are free from any encumbrance and are not the subject of any assignment or factoring or other similar agreement (unless specifically disclosed in the Company Management Accounts), and all such assets are in the possession or under the control of the Company. Such assets comprise all the assets necessary for the continuation of the Business in materially the same way as it is carried on at the date of this Agreement.

Possession of Assets

8.2	All of the material tangible assets owned by the Company, or which the Company has the right to use, are in the possession of or under the control of the Company.

Insurance

8.3	The Company has effected insurance with such coverage against risks and in such amounts that are reasonably determined by the Vendor to be necessary to protect the business of the Company in all material respects.

8.4	In respect of the insurances referred to in paragraph 8.3 of this Schedule,

8.4.1	all premiums due have been paid; and

8.4.2	so far as the Vendor is aware, all the policies are in full force and effect, and none is void or voidable.

8.5	No material insurance claim is outstanding and (so far as the Vendor is aware) no circumstances exist which are likely to give rise to any material insurance claim.

9.	employment

9.1	Copies of all standard form contracts of employment or for services and any staff handbooks, policies and procedures applicable to any category of employee of the Company, together with a copy of all contracts of employment or for services with any such employee that are not in the standard form applicable to the relevant category of employee, are contained in the Data Room Documents (indexed 1.6.7.1).

9.2	Complete copies of the contracts of employment of each employee, together with all amendments, variations or supplements are contained in the Data Room Documents (indexed 1.6.4 and 1.15.12).

9.3	The Company has in relation to each of its employees or workers:

9.3.1	complied in all material aspects with all its obligations under all applicable laws between an employer and their employees or workers;

9.3.2	maintained adequate and suitable records regarding the employment or services of such employee or worker; and

9.3.3	discharged its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, insurance premiums, accrued entitlement under incentive schemes, Tax and national insurance or social security contributions and other benefits of or connected with employment or services.

9.4	The Company has no share incentive schemes or other share reward schemes linked to share appreciation rights for employees and workers in force as at the date of this Agreement which is not disclosed pursuant to Clause 8.2.

9.5	No material dispute has arisen within the last two years and, so far as the Vendor is aware, no material dispute is currently threatened in writing between the Company and any employee or former employee or individual formerly providing services directly or indirectly to the Company.

10.	INTELLECTUAL PROPERTY

Ownership and Use

10.1	All Business Intellectual Property is either legally and beneficially owned by the Company or lawfully used with the consent of the owner under a licence, a copy of which is in the Data Room (indexed 1.8.1), save for:

10.1.1	the Tradename and Trademark Licence Agreement dated 10 August 2017 between Sony Corporation and the Company; and

10.1.2	the Agreement dated 25 February 2019 between Sony Corporation and the Company,

each of which is intended to be terminated on the Completion Date.

Sufficiency of Business Intellectual Property

10.2	The Business Intellectual Property constitutes all Intellectual Property necessary to carry on the business of the Company in the manner currently carried on at the date of the Agreement, save as disclosed at paragraph 10.1 of this Schedule above.

Infringement of Third Party Rights in Intellectual Property

10.3	The Vendor is not aware of any facts or circumstances which would materially jeopardise the use of the Business Intellectual Property by the Company, save as disclosed at paragraph 10.1 of this Schedule above.

10.4	There are no outstanding claims against the Company for infringement of any Intellectual Property of third parties or of any rights relating to Intellectual Property used by the Company and no such claims have been settled by the giving of any undertakings which remain in force.

10.5	So far as the Vendor is aware, none of the Business Intellectual Property is currently being infringed.

11.	INFORMATION TECHNOLOGY

11.1	The Business Information Technology is either legally and beneficially owned by the Company, or lawfully used with the consent of the owner under a licence, save for the service agreement dated 1 April 2022 between Sony Electronics Asia Pacific Pte Ltd and the Company and any extensions or renewals thereof which is intended to be terminated on the Completion Date.

11.2	The Business Information Technology is in good working order. The present capacity and performance of the Business Information Technology is sufficient to satisfy the current business requirements of the Company, save as disclosed at paragraph 11.1 above.

11.3	There are, and there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any computer systems, communication systems, software and hardware or losses of data which have had (or are having) a material adverse effect on the business of the Company and the Vendor is not aware of any fact or matter which may give rise to such a material adverse effect.

12.	PROPERTIES

12.1	The Properties comprises all of the premises and land owned, occupied or otherwise used in connection with the Business of the Company or in which the Company has an interest.

12.2	There is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the Leases on the part of either the relevant landlord or the Company.

12.3	There are no restrictions in the Leases which prevent the Properties being used now or in the future for the present use, which is for the Business (which includes the provision of accommodation for staff working for the Business).

12.4	All rent and all other sums payable by the Company for the lease of the Properties have been paid as and when they became due.

12.5	The Properties are in a good state of repair and condition.

12.6	No dispute exists between the Company and the respective landlord of the Properties and so far as the Vendor is aware, there are no circumstances at present that may give rise to any such dispute after the date of this Agreement.

13.	Tax

General

13.1	The Company is and has at all times in the previous four (4) years been resident for the purposes of any Tax solely in Singapore.

13.2	The Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to GST, including (for the avoidance of doubt) the terms of any agreement reached with the relevant Taxation Authority.

Compliance

13.3	In relation to any Tax matters, the Company has made all returns, computations, notices and information which are or have been required to be made or given by the Company for the purposes of any applicable law within any relevant time limits. All returns, computations, notices and information made, supplied or submitted to a Taxation Authority by the Company for the purposes of Taxation were when made, supplied or submitted complete and accurate in all material respects.

13.4	The Company has duly and punctually paid all Taxation which it has become liable to pay and the Company is not liable nor has it been liable within the previous four (4) years to pay any penalty, fine, surcharge or interest in connection with Taxation.

13.5	The Company is in possession of sufficient information or has reasonable access to such information to enable it to make and complete all returns, computations, notices and information as required by applicable law and to enable the Tax liabilities of the Company to be calculated accurately in all material respects.

Tax Disputes and Appeals

13.6	In the previous four (4) years, the Company has not been or is not involved in any dispute with any Tax Authority nor any appeal relating to Tax, and, so far as the Vendor is aware, the Company is not the subject of any enquiry with any Tax Authority. The Vendor is not aware of any circumstances which would, or would be likely to, give rise to such as a dispute, appeal or enquiry.

Anti-Avoidance

13.7	In the previous four (4) years, the Company has not been party to any arrangements, transaction or series of transactions, which it has become liable to notify to any Taxation Authority under any applicable law requiring the disclosure of tax avoidance schemes, or where the main purpose, or one of the main purposes of which was the obtaining of a tax advantage, the deferral of tax, the reduction of tax or the avoidance of tax.

14.	INSOLVENCY WINDING UP etc

14.1	No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

14.2	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

14.3	The Company is able to pay its debts within the meaning set out in section 125(2) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore.

Schedule 5

purchaser Warranties

1.	Capacity and Authority of the Purchaser

1.1	The Purchaser is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has all necessary power and authority to enter into and perform its obligations under this Agreement.

1.2	This Agreement constitutes, or will when executed or signed constitute, binding and enforceable obligations on the Purchaser in accordance with its terms.

1.3	The entering into and performance by the Purchaser of its obligations under this Agreement:

(A)	will not result in a breach of any agreement under which the Purchaser has rights or by which it is bound;

(B)	will not result in a breach of or conflict with the constitution or other constitutive documents of the Purchaser; and

(C)	will not result in a breach of any applicable laws.

2.	Exclusion of Anti-Social Forces

2.1	The Purchaser is not an Anti-Social Force.

2.2	The Purchaser is not a member of any Anti-Social Force(s).

2.3	The Purchaser does not have any association or relationship with and is not involved in any actions or activities using or jointly associated with any Anti-Social Force(s).

2.4	Neither the Purchaser nor, to the knowledge of the Purchaser, any director, officer, employee, agent or representative of the Purchaser is a person with whom dealings are restricted or prohibited under the export control and economic sanctions laws of Japan, the United Nations, the European Union, the United Kingdom, the United States and any other jurisdictions. During the past five years, the Purchaser has not committed any violation, nor to the knowledge of the Purchaser, has it been investigated by any governmental authority with respect to any potential or actual violation of applicable sanctions laws. The Company has not engaged in a transaction or dealing with any person with whom transactions or dealings are prohibited or restricted by the export control or sanctions laws of Japan, the United Nations, the European Union, the United Kingdom, the United States and any other jurisdictions.

Schedule 6

properties

The leasehold properties

No.	Address	Term
1.	#03-21, 3 Gateway Drive, Singapore 608532	27 May 2021 to 26 May 2024
2	16 Enggor Street #30-02 Altez, Singapore 079717	20 September 2022 to 19 September 2024

The Company occupies and has the use of three additional private offices at 20 Anson Road, #11-01 Twenty Anson, Singapore 079912 pursuant to a service agreement with One&Co dated 11 May 2022 for the term beginning 1 April 2022 until 30 September 2022 as automatically renewed monthly thereafter. Prior to Completion, the Company will transfer the occupation and use of private office (B-10) in the service agreement with One&Co dated 11 May 2022 to the Vendor.

The Vendor has entered into a lease for 63 Paterson Road #09-01 The Paterson, Singapore 238539 for the term of 16 July 2022 to 15 July 2024 pursuant to a lease dated 1 June 2022. This lease is a residential premises for Tokuji Nakamura. Prior to Completion, it is intended that the Vendor will transfer this lease to the Company.

Schedule 7

limitation of the Vendor’s liabilities

1.	Time Limitation for Claims

1.1	The Vendor shall not be liable for breach of any Vendor Warranty in respect of any claim unless a notice of the claim is given by the Purchaser to the Vendor:

(i)	in the case of any claim under any Vendor Fundamental Warranty, within seven (7) years following the Completion Date;

(ii)	in the case of any claim relating to the Vendor Warranties set out in paragraph 13 of Schedule 4, within four (4) years following the Completion Date; and

(iii)	in the case of any other claim, within 18 months following the Completion Date.

1.2	If the Purchaser or the Company becomes aware of any fact, matter or circumstance that may give rise to a claim against the Vendor for any breach by the Vendor under this Agreement, the Purchaser shall as soon as reasonably practicable give notice in writing to the Vendor setting out such information as is available to the Purchaser or the Company as is reasonably necessary to enable the Vendor to assess the merits of the claim, to act to preserve evidence and to make such provision as the Vendor may consider reasonably necessary.

1.3	Nothing in this Schedule 7 applies to exclude or limit the Vendor’s liability where and to the extent that a claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Vendor, its agents or advisers.

2.	Minimum Claims

2.1	The Vendor shall not be liable for breach of any Vendor Warranty under this Agreement in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this paragraph 2) in respect of any such claim or series of claims does not exceed S$25,000.

2.2	Where the liability agreed or determined in respect of any such claim or series of claims exceeds S$25,000, the Vendor shall be liable for the aggregate amount of all claims as agreed or determined.

3.	Aggregate Minimum Claim

3.1	The Seller shall not be liable for breach of any Seller’s Warranty in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable for breach of any Seller’s Warranty (disregarding the provisions of this paragraph 3.1) exceeds S$250,000.

3.2	Where the liability agreed or determined in respect of all claims referred to in paragraph 3.1 exceeds S$250,000 subject as provided elsewhere in this Schedule, the Seller shall be liable for the aggregate amount of all claims as agreed or determined.

4.	Maximum Liability

4.1	The aggregate liability of the Vendor under this Agreement shall not exceed 100 per cent. (%) of the Consideration.

4.2	The aggregate liability of the Vendor in respect of all breaches of the Vendor Warranties under Part 2 of Schedule 4 shall not exceed S$750,000.

5.	Recovery from Third Parties following Recovery from the Vendor

If the Vendor has paid an amount in discharge of any claim for breach of any Vendor Warranty under this Agreement and the Purchaser or the Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Company shall, pay to the Vendor as soon as practicable after receipt an amount equal to the lesser of: (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim; or (ii) the amount previously paid by the Vendor to the Purchaser less any Taxation attributable to the recovery. For the avoidance of doubt, nothing in this Schedule 7 shall be construed as imposing any obligation on the Purchaser or the Company to seek recovery from any party other than the Vendor.

6.	Consequential Losses etc.

The Vendor shall not be liable under any circumstances for any indirect, incidental, special or consequential loss arising from the breach of any Vendor Warranty.

7.	Disclosures

The Vendor shall not be liable in respect of any claim to the extent that the matter or circumstances giving rise to such claim was disclosed to the Purchaser as per Clause 8.2.

8.	Provisions

The Vendor shall not be liable for breach of any Vendor Warranty in respect of any claim if and to the extent that proper allowance, provisions or reserve is made in the Company Accounts or Company Management Accounts for the matter giving rise to the claim.

9.	Matters Arising Subsequent to this Agreement

The Vendor shall not be liable for breach of any Vendor Warranty in respect of any matter to the extent that the same would not have occurred but for:

(i)	any act, event, or omission after the date of this Agreement compelled by applicable laws;

(ii)	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser;

(iii)	any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or the Company, or their respective directors, officers, employees or agents or successors in title, after Completion, except such act, omission or transaction that were done, committed or effected:

(A)	at the written request of the Vendor;

(B)	to comply with its obligations under this Agreement and/or applicable laws;

(iv)	any act, omission or transaction of the Vendor or any member of the Vendor’s Group or the Company done, committed or effected:

(A)	at the written request of the Purchaser;

(B)	to comply with its obligations under this Agreement and/or applicable laws;

(v)	the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement or any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or

(vi)	any change in accounting or Taxation policy, bases or practice of the Purchaser or the Company introduced or having effect after Completion.

10.	Mitigation of Losses

Nothing in this Schedule 7 limits the Purchaser’s obligation under applicable laws to remedy or mitigate any losses incurred or which may be incurred by it in connection with any fact, matter or circumstance giving rise to a claim by the Purchaser

11.	Opportunity to Remedy

(i)	The Purchaser shall give notice of a matter giving rise to a claim to the Vendor prior to it making a claim and the Vendor shall have no liability in respect of a claim if the matter giving rise to it is remedied within 10 Business Days after notice of the claim is delivered to the Vendor.

(ii)	The Purchaser shall give the Vendor the opportunity to remedy that matter during the period set out in paragraph 11(i) above.

12.	General

The Purchaser shall not be entitled to recover damages or obtain any payment more than once in respect of the same loss, damage, breach, shortfall, event or circumstance.

Schedule 8

Service AgreementS

Schedule 9

List of Data Room Documents

IN WITNESS WHEREOF this Agreement has been entered into by the Parties on the date stated at the beginning.

THE VENDOR SIGNED by YOSHIKI MORIYAMA for and on behalf of Sony Life Singapore Pte. Ltd. in the presence of:

/s/ Chan Jie Rong, Jeremy
Witness’s signature
Name:	Gran Jie Rong, Jeremy
Advocate & Solicitor
Address:	9 Straits View, #06-09,
Singapore 018937

THE PURCHASER SIGNED by NG, WING FAI for and on behalf of OnePlatform International Limited in the presence of:

/s/ Almond Wong Suet Fai
Witness’s signature
Name:	Almond Wong Suet Fai
Address:	AGBA Tower 68 Johnston Road
Wan Chai, Hong Kong

Project Spring – Execution page to Sale and Purchase Agreement